Exhibit 99.1

Landstar System, Inc. 13410 Sutton Park Drive, South Jacksonville, FL 32224 904 398 9400

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
April 20, 2016	904-398-9400

LANDSTAR SYSTEM REPORTS FIRST QUARTER REVENUE OF $712 MILLION AND RECORD FIRST QUARTER DILUTED EARNINGS PER SHARE OF $0.69

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported record first quarter diluted earnings per share of $0.69, on revenue of $712 million in the 2016 first quarter. Landstar reported diluted earnings per share of $0.67 on revenue of $762 million in the 2015 first quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $112.2 million in the 2016 first quarter compared to $115.4 million in the 2015 first quarter. Operating margin, representing operating income divided by gross profit, was 42.7 percent in the 2016 first quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2016 first quarter was $655.1 million, or 92 percent of revenue, compared to $708.9 million, or 93 percent of revenue, in the 2015 first quarter. Truckload transportation revenue hauled via van equipment in the 2016 first quarter was $428.2 million compared to $449.7 million in the 2015 first quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2016 first quarter was $209.4 million compared to $239.5 million in the 2015 first quarter. Revenue hauled by rail, air and ocean cargo carriers was $44.9 million, or 6 percent of revenue, in the 2016 first quarter compared to $42.8 million, or 6 percent of revenue, in the 2015 first quarter.

Trailing twelve-month return on average shareholders’ equity was 31 percent and trailing twelve-month return on invested capital, net income divided by the sum of average equity plus average debt, was 25 percent. Landstar purchased 175,000 shares

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of its common stock during 2016 at an aggregate cost of $10.2 million. Currently, there are approximately 1,634,000 shares of the Company’s common stock available for purchase under Landstar’s authorized share purchase program. As of March 26, 2016, the Company had $217 million in cash and short term investments and $192 million available for borrowings under the Company’s senior credit facility.

In addition, Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.08 per share payable on May 27, 2016, to stockholders of record as of the close of business on May 5, 2016. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“During the 2016 first quarter, the number of loads hauled via truck was higher than any first quarter in Landstar history. Given the freight environment during the quarter, where demand was somewhat softer than during the 2015 first quarter, I am pleased with the continued execution of adding increased volumes,” said Landstar’s President and Chief Executive Officer, Jim Gattoni.

Gattoni continued, “Overall, however, 2016 first quarter revenue was 7 percent below the comparable prior year period entirely due to lower revenue per load, particularly on loads hauled via truck. The number of loads hauled via truck in the 2016 first quarter increased 3 percent over the 2015 first quarter, driven by a 4 percent increase in the number of loads hauled via van equipment, a 1 percent increase in the number of loads hauled via unsided/platform equipment and a 3 percent increase in less-than-truckload volume. The number of loads hauled via unsided/platform equipment was impacted by a 5 percent decrease in the number of heavy/specialized loads, which comprised approximately 28 percent of Landstar’s unsided/platform revenue in the 2016 first quarter. Landstar also achieved a 22 percent increase in the 2016 first quarter over the 2015 first quarter in the number of loads hauled via railroads, ocean cargo carriers and air cargo carriers.”

Gattoni further commented, “As I mentioned earlier, our truckload services experienced pricing pressure throughout the 2016 first quarter, as industry-wide truck capacity was more readily available as compared to the 2015 first quarter. This pricing pressure was

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more apparent in the U.S. spot market, in which the Company mostly operates. Additionally, the average cost of a gallon of diesel fuel was over 25 percent lower during the 2016 first quarter compared to the 2015 first quarter putting additional pressure on pricing, especially as it relates to loads hauled via truck brokerage carriers. As such, revenue per load on loads hauled via truck was 10 percent lower in the 2016 first quarter compared to the 2015 first quarter. Despite the softer pricing environment, 2016 first quarter operating margin was 42.7 percent, in line with seasonal historical first quarter results, and diluted earnings per share in the 2016 first quarter increased 3 percent over the 2015 first quarter.”

Gattoni continued, “Through the first several weeks of April, the number of loads hauled via truck exceeded the prior year comparable period in a low single digit percentage, consistent with the growth rate Landstar experienced in the 2016 first quarter. In mid-April 2015, we began a project to haul a significant number of loads for a single account in the automotive industry. That project ended at the end of 2015. Excluding the 13,000 loads hauled via truck in the 2015 second quarter related to that project (representing approximately $27 million in revenue), I expect the number of loads hauled via truck in the 2016 second quarter to increase in a low single digit range over the 2015 second quarter. Although we have recently experienced the normal seasonal uptick in revenue per load as we moved into April, I anticipate truck revenue per load in the 2016 second quarter to be below the 2015 second quarter in a high single digit to low double digit percentage range. My expectation is that pricing conditions for truck services in the 2016 second quarter will continue to be impacted by more readily available truck capacity as compared to the prior year second quarter and a relatively low per gallon cost of diesel fuel. Assuming the current environment continues throughout the 2016 second quarter, I anticipate revenue for the 2016 second quarter to be in a range of $770 million to $820 million and, assuming that range of estimated revenue, I would anticipate 2016 second quarter diluted earnings per share to be in a range of $0.80 to $0.85 per share compared to $0.92 per diluted share in the 2015 second quarter.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s First Quarter 2016 Earnings Release Conference Call.”

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The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2015 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2013 environmental, health, safety and security management system standards. Landstar

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System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	March 26, 2016	March 28, 2015
Revenue	$711,644	$762,380
Investment income	380	354

Costs and expenses:
Purchased transportation	540,328	587,153
Commissions to agents	59,092	59,784
Other operating costs, net of gains on asset sales/dispositions	7,407	7,689
Insurance and claims	14,213	14,796
Selling, general and administrative	34,614	37,248
Depreciation and amortization	8,438	7,019

Total costs and expenses	664,092	713,689

Operating income	47,932	49,045
Interest and debt expense	889	781

Income before income taxes	47,043	48,264
Income taxes	17,859	18,249

Net income	$29,184	$30,015

Earnings per common share	$0.69	$0.67

Diluted earnings per share	$0.69	$0.67

Average number of shares outstanding:
Earnings per common share	42,395,000	44,588,000

Diluted earnings per share	42,489,000	44,760,000

Dividends per common share	$0.08	$0.07

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 26, 2016	December 26, 2015
ASSETS
Current assets:
Cash and cash equivalents	$156,284	$114,520
Short-term investments	61,140	48,823
Trade accounts receivable, less allowance of $4,777 and $4,327	383,057	462,699
Other receivables, including advances to independent contractors, less allowance of $4,373 and $4,143	28,778	18,472
Other current assets	7,529	11,604

Total current assets	636,788	656,118

Operating property, less accumulated depreciation and amortization of $185,236 and $182,591	228,474	225,927
Goodwill	31,134	31,134
Other assets	61,096	78,339

Total assets	$957,492	$991,518

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$30,073	$35,609
Accounts payable	172,035	223,709
Current maturities of long-term debt	43,148	42,499
Insurance claims	22,026	19,757
Other current liabilities	54,786	47,963

Total current liabilities	322,068	369,537

Long-term debt, excluding current maturities	81,385	81,793
Insurance claims	21,493	21,477
Deferred income taxes and other non-current liabilities	50,157	52,474

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,473,450 and 67,391,616 shares	675	674
Additional paid-in capital	195,667	195,841
Retained earnings	1,415,763	1,389,975
Cost of 25,147,079 and 24,972,079 shares of common stock in treasury	(1,126,993)	(1,116,765)
Accumulated other comprehensive loss	(2,723)	(3,488)

Total shareholders’ equity	482,389	466,237

Total liabilities and shareholders’ equity	$957,492	$991,518

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirteen Weeks Ended
	March 26, 2016	March 28, 2015
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$428,193	$449,688
Unsided/platform equipment	209,422	239,483
Less-than-truckload	17,477	19,698

Total truck transportation	655,092	708,869
Rail intermodal	26,108	23,181
Ocean and air cargo carriers	18,808	19,632
Other (1)	11,636	10,698

	$711,644	$762,380

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$334,278	$350,325

Number of loads:
Truck transportation
Truckload:
Van equipment	269,040	258,952
Unsided/platform equipment	102,742	102,166
Less-than-truckload	26,898	25,992

Total truck transportation	398,680	387,110
Rail intermodal	12,030	9,480
Ocean and air cargo carriers	4,560	4,130

	415,270	400,720

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	197,670	191,300

Revenue per load:
Truck transportation
Truckload:
Van equipment	$1,592	$1,737
Unsided/platform equipment	2,038	2,344
Less-than-truckload	650	758
Total truck transportation	1,643	1,831
Rail intermodal	2,170	2,445
Ocean and air cargo carriers	4,125	4,754
Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,691	$1,831

Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	47%	46%
Truck Brokerage Carriers	45%	47%
Rail intermodal	4%	3%
Ocean and air cargo carriers	3%	3%
Other	2%	1%

	March 26, 2016	March 28, 2015
Truck Capacity Providers
BCO Independent Contractors (2)	8,889	8,478

Truck Brokerage Carriers:
Approved and active (3)	29,523	27,304
Other approved	15,748	13,016

	45,271	40,320

Total available truck capacity providers	54,160	48,798

Trucks provided by BCO Independent Contractors (2)	9,497	9,046

(1)	Includes primarily premium revenue generated by the insurance segment.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who have moved at least one load in the 180 days immediately preceeding the fiscal quarter end.